Exhibit 99.1

NEWS RELEASE

Date:	May 15, 2006
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 588-4624

XETA ACQUIRES HITACHI TELECOM (USA)’S PBX BUSINESS

XETA to fulfill HITEL’s surviving obligations arising under

HITEL’s Authorized Distributor Agreements

Broken Arrow, OK —XETA Technologies (NASDAQ: XETA) announced today that it has acquired the PBX business of Hitachi Telecom (USA), Inc. (“HITEL”) in an agreement effective May 5, 2006. Under the terms of the agreement, XETA will fulfill HITEL’s surviving obligations under HITEL’s Authorized Distributor Agreements, which covers all support for HITEL’s HCX5000 PBX systems, including service, technical support and parts supply.

The purchase price included XETA’s assumption of the surviving obligations. To ensure a seamless transition for the distributors’ benefit, HITEL provided a transition fee to XETA and will provide transition services. The acquired business is expected to generate future revenue for XETA in the form of technical support fees, software upgrades and parts sales.

“XETA has been a very strong, full service HITEL distributor for 13 years,” said Greg Forrest, XETA’s President and COO. “We are pleased to be able to expand our role to work with all HITEL distributors in continuing to provide outstanding support of HITEL’s PBX products, and we are committed to upholding the high service standard that HITEL has set over the years.”

XETA will be prepared to discuss the acquisition during its second quarter results conference call scheduled for May 25, 2006, details of which will be included in the second quarter news release to be issued on May 24, 2006.

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About Hitachi Telecom (USA), Inc.

Hitachi Telecom (USA), Inc., a subsidiary of Hitachi America, Ltd., develops, manufactures and markets telecommunications equipment for the North American market. The company offers ITU-compliant ‘triple play’ systems for Fiber-to-the-Premises applications, and ultra high-speed optical networking equipment such as DWDM and SONET systems. For more information on Hitachi Telecom (USA), Inc., visit http://www.hitachitelecom.com.

About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications. XETA has sales and service locations nationwide. XETA is one of the largest providers of

Avaya voice and data communication solutions and has recently added the Nortel voice and data product line. XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry. More information about XETA (NASDAQ:  XETA) is available at www.xeta.com

“This news release contains forward-looking statements which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning expectations regarding the generation of future revenue. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks factors are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2005, and in the Company’s subsequent Form 10-Q filings.”